UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2024

RESHAPE LIFESCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-37897	26-1828101
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18 Technology Drive, Suite 110 Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

(949) 429-6680

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange on which Registered
Common stock, $0.001 par value per share	RSLS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

In a private transaction, on October 16, 2024, ReShape Lifesciences Inc. (the “Company”) entered into a securities purchase agreement (the “SPA”) with an institutional investor (the “Investor”). Pursuant to the SPA, the Company agreed to issue the Investor a senior secured convertible note in the aggregate original principal amount of $833,333.34 (the “Note”), and also issue to the Investor 7,983 shares of common stock, par value $0.001, of the Company (“Common Stock”) as “commitment shares” to the Investor.

The Company is the issuer of the Note, and its respective subsidiaries will guaranty the obligations under the Note pursuant to a Guaranty, dated October 16, 2024 (the “Guaranty”). The Note will be fully secured by collateral of the Company and its subsidiaries. The security interest in favor of the Investor, as collateral agent, will cover substantially all assets of the Company including, without limitation, the intellectual property, trademark, and patent rights of the Company. The parties entered into a Security Agreement (the “Security Agreement”) and certain intellectual property security agreements granting such security interest in favor of the Investor.

Form of Note. In connection with the SPA, the Company issued to the Investor the Note on October 16, 2024, which bears an interest rate of 10% per annum and is due and payable on the earlier of (i) January 16, 2025 and (ii) the date of consummation or termination of the Company’s previously announced merger with Vyome Therapeutics, Inc. The initial conversion price of the Note is $5.22 per share of Common Stock. The Note may not be converted by the Investor into shares of Common Stock if such conversion would result in the Investor and its affiliates owning in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of all shares issuable upon conversion of the Note. The Note provides for certain events of default that are typical for a transaction of this type, including, among other things, any breach of the representations or warranties made by the Company or its subsidiaries. In connection with any event of default that results in the acceleration of payment of the Note and while it is continuing, the interest rate on the Note shall accrue at an interest rate equal to the lesser of 24% per annum or the maximum rate permitted under applicable law.

Registration Rights Agreement. In connection with the SPA, the Company entered into a Registration Rights Agreement with the Investor, dated October 16, 2024 (the “RRA”). The RRA provides that the Company will file a registration statement to register the shares of Common Stock underlying the Note and the commitment shares within 30 days after the date of the SPA and will use its best efforts to cause the registration statement to be declared effective within 30 days after the filing date.

Lock-Up Agreement. In connection with the SPA, the directors and officers of the Company each entered into a lock-up agreement (the “Lock-Up Agreement”), pursuant to which each agreed to, from the date of the Lock-Up Agreement until the Note is no longer outstanding, subject to certain customary exceptions, not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any shares of Common Stock of the Company or securities convertible, exchangeable or exercisable into, shares of Common Stock of the Company beneficially owned, held or acquired by the person signing the Lock-Up Agreement.

Leak-Out Agreement. In connection with the SPA, the Company entered into a Leak-Out Agreement with the Investor, dated October 16, 2024 (the “Leak-Out Agreement”), pursuant to which the Investor agreed that on any trading day while the Note, or shares of Common Stock issued to the Investor upon conversion of the Note, remains outstanding, the Investor will not, and will cause each of its trading affiliates not to, sell, dispose or otherwise transfer, in the aggregate, more than 10% of the composite daily trading volume of the Common Stock as reported by Bloomberg, LP.

The foregoing descriptions of the SPA, the Note, the RRA, the Security Agreement, the Guaranty, the Lock-Up Agreement and the Leak-Out Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the SPA, the Note, the RRA, the Security Agreement, the Guaranty, the Lock-Up Agreement and the Leak-Out Agreement, respectively filed as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4, Exhibit 10.5, Exhibit 10.6 and Exhibit 10.7 hereto and incorporated by reference herein.

Maxim Group LLC acted as the Company’s exclusive financial advisor for the transaction.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement, dated as of October 16, 2024 by and between the Company and the Investor
10.2	Form of Note, dated as of October 16, 2024
10.3	Form of Registration Rights Agreement, dated as of October 16, 2024 by and between the Company and the Investor
10.4	Form of Security Agreement, dated October 16, 2024
10.5	Form of Guaranty, dated October 16, 2024
10.6	Form of Lock-Up Agreement, dated October 16, 2024
10.7	Form of Leak-Out Agreement, dated October 16, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESHAPE LIFESCIENCES INC.

By:	/s/ Paul F. Hickey
Paul F. Hickey
Chief Executive Officer

Dated: October 17, 2024